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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                             CENTURY BANCSHARES, INC.
                                (Name of Issuer)

                          COMMON STOCK, $1.00 PAR VALUE
                         (Title of Class of Securities)

                                    156436107
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).














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CUSIP No.  56436107                         13G        Page   2   of   4  Pages


1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Joseph S. Bracewell
                  ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)
                                                              (B)


3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

NUMBER OF                           5.      SOLE VOTING POWER           177,523
SHARES
BENEFICIALLY                        6.       SHARED VOTING
OWNED BY
EACH                                7.      SOLE DISPOSITIVE POWER      177,523
REPORTING PERSON
WITH                                8.      SHARED DISPOSITIVE POWER

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  177,523

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *

         N/A

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.90%

12.      TYPE OF REPORTING PERSON *

                  IN


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CUSIP No.  56436107                         13G       Page   3   of   4   Pages


Schedule 13 G Additional Information

Item #

1.       (a)      Name of Issuer:
                           Century Bancshares, Inc.

          (b)            Address of Issuer's Principal Executive Offices:
                           1275 Pennsylvania Avenue, NW
                           Washington, DC  20004

2.       (a)      Name of Person Filing:
                           Joseph S. Bracewell

         (b)      Address of Principal Business Office:
                           1275 Pennsylvania Avenue, NW
                           Washington, DC  20004

         (c)      Citizenship:
                                     United States

         (d) Title of Class of Securities:
The class of securities of Century Bancshares, Inc. owned beneficially by the reporting person is common stock, $1.00 par value (the "Common Stock")

         (e)      Cusip Number:
                           156436107

3.       Not Applicable

4.       (a)      Amount Beneficially Owned:                       177,523
         (b)      Percent of Class:                                  6.90%
         (c)      Number of Shares as to which such person has
            (i)      Sole power to vote or to direct the vote:    177,523
            (ii)     Shared power to vote or direct the vote:        -0-
            (iii)    Sole power to dispose or direct the disposition: 177,523
            (iv)     Shared power to dispose or direct the disposition:     -0-

5.       Ownership of Five Percent or Less of a Class:
                  Not Applicable

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CUSIP No.  56436107                         13G       Page   4   of   4   Pages


6.       Ownership of More than Five Percent on Behalf of Another Person:
                  Not Applicable

7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                  Not Applicable

8.       Identification and Classification of Members of the Group:
                  Not Applicable

9.       Notice of Dissolution of Group:
                  Not Applicable

10.      Certification:
                  Not Applicable

Date:             February 16, 1999

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.

                  By /s/ Joseph S. Bracewell
                  Joseph S Bracewell
                  Chairman, President & CEO - Century Bancshares, Inc.